Exhibit 99.1

Amendment No. 3 to Employment Agreement

This AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT is entered as of the 25th day of July, 2016, between COMCAST CORPORATION, a Pennsylvania corporation (together with its subsidiaries, the “Company”), and STEPHEN B. BURKE (“Employee”).

BACKGROUND

WHEREAS, the parties entered into an Employment Agreement dated as of December 16, 2009, an Amendment No. 1 to Employment Agreement dated as of December 14, 2012, and an Amendment No. 2 to Employment Agreement dated as of August 16, 2013 (collectively, the “Agreement”), that sets forth the terms and conditions of Employee’s employment with the Company, and

WHEREAS, the Company and Employee wish to amend the Agreement as set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.     Subparagraph 2(b) of the Agreement is hereby modified to read in its entirety as follows:

“(b) August 31, 2020 (the date specified in subparagraph (b) is referred to as “Regular End Date”).”

2.      On account of Employee’s continuing outstanding work in improving NBCUniversal’s businesses and results, Employee shall be granted a stock option under the Company’s Stock Option Plan, as soon as practicable following the date hereof, for shares of the Class A Common Stock having a Black-Scholes value of $10,000,000, vesting 100% on August 14, 2023. Employee hereby agrees that Employee will not sell any net after-tax shares received upon exercise prior to the second anniversary of the exercise date.

3.     Subparagraph 3(e)(ii) of the Agreement is hereby amended to read in its entirety as follows:

“(ii) In addition, the Company shall credit to Employee’s account under, and pursuant to the terms and conditions of, the Company’s 2005 Deferred Compensation Plan (or any successor plan), as of each of the following dates, the amounts listed in the following table. Employee may elect to postpone the scheduled payment dates listed below to the extent permitted under such Plan (or any successor plan).

DATE OF CREDIT	AMOUNT OF CREDIT	SCHEDULED PAYMENT DATE
January 1, 2017	$4,051,688	January 2, 2021
January 1, 2018	$4,254,272	January 2, 2021
January 1, 2019	$4,466,986	January 2, 2021
January 1, 2020	$4,690,335	January 2, 2021

4.     Except as amended hereby, the Agreement shall continue unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first-above written.

COMCAST CORPORATION

By: /s/ David L. Cohen

EMPLOYEE:

/s/ Stephen B. Burke
Stephen B. Burke